Exhibit 2.1: Agreement and Plan of Merger

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”) to Agreement and Plan of Merger is made and entered into as of June 25, 2012, by and between Southern Community Financial Corporation, a North Carolina corporation (“Company”), Capital Bank Financial Corp, a Delaware corporation (“Parent”), and Winston 23 Corporation, a North Carolina corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

A. WHEREAS, Parent, Merger Sub and Company are parties to that certain Agreement and Plan of Merger dated as of March 26, 2012 (the “Agreement”).

B. WHEREAS, Section 8.3 of the Agreement permits the parties to amend the Agreement, prior to shareholder approval of the transactions contemplated therein, by an instrument in writing signed on behalf of each of Parent, Merger Sub and Company.

C. WHEREAS, the parties desire to amend the Agreement as provided in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

Section 1.                Definitions

1.1.            Certain Defined Terms. Capitalized terms used in but not defined in this amendment shall have the meanings specified in the Agreement.

Section 2.                Definitions

2.1.            Amendment to Section 1.1.

(a)                Section 1.1 is hereby amended by deleting the definitions of the following terms: Cash Conversion Number; Cash Election; Cash Election Number; Cash Election Share; Election; Election Deadline; Exchange Ratio; Form of Election; Form S-1 Effectiveness; Form S-4; Holder; IPO Price; Non-Election Share; Parent Share Price; Per Share Stock Consideration; Shortfall Number; Stock Consideration; Stock Conversion Number; Stock Election; Stock Election Share; and Total Parent Shares Issued.

(b)               Section 1.1 is hereby further amended by replacing the following definition with new text as follows, in alphabetical order:

“Per Share Cash Consideration” shall mean $3.11.

2.2.            Amendment to Section 2.7.

(a)                Amendment to Section 2.7(b). Section 2.7(b) is hereby amended to read as follows:

“Conversion of Company Common Stock. Each common share, no par value, of Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares) shall be converted into the right to receive a CVR and to receive in cash from Parent an amount equal to the sum of (i) the Per Share Cash Consideration and (ii) the Per Share TARP Discount Amount (the “Merger Consideration”).

(b)               Amendment to Section 2.7(e). Section 2.7(e) is hereby amended to read as follows: “Reserved.”

(c)                Amendment to Section 2.7(f). Section 2.7(f) is hereby amended by deleting the second and third sentences in their entirety.

2.3.            Amendment to Section 2.8. Section 2.8 is hereby amended to read as follows: “Reserved.”

2.4.            Amendment to Section 2.9. Section 2.9 is hereby amended by replacing the phrase “ten Business Days prior to the Election Deadline” in the first sentence thereof and amending it to read as follows: “fifteen Business Days prior to the expected Closing Date,” and by replacing the phrase “exercise his or her Company Stock Options prior to the Election Deadline” with the phrase “exercise his or her Company Stock Options prior to the expected Closing Date” in the first sentence thereof.

2.5.            Amendment to Section 2.10. Section 2.10 is hereby amended by deleting the words “based on the holder’s election in accordance with Section 2.12 of this Agreement” in the first sentence thereof.

2.6.            Amendment to Section 2.12. Section 2.12 is hereby amended to read as follows: “Reserved.”

2.7.            Amendment to Section 2.13. Section 2.13 is hereby amended by amending the first sentence thereof to read as follows: “At or prior to the Effective Time, Parent shall make available to the Exchange Agent (i) immediately available funds equal to the aggregate Cash Consideration and (ii) if the TARP Discount Amount has been determined, immediately available funds equal to the TARP Discount Amount (collectively, the “Exchange Fund”)” and by deleting the phrase “, such cash in lieu of fractional shares,” in the third sentence thereof.

2.8.            Amendment to Section 2.14. Section 2.14 is hereby amended as follows:

(a)                Section 2.14(a) is hereby amended by deleting the phrase “and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor who did not properly complete and submit an Election Form” in the first sentence thereof, and by replacing clause (ii) of the first sentence thereof with the following text: “instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration.”

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(b)               Section 2.14(b) is hereby deleted and replaced with the following text: “Upon surrender to the Exchange Agent of its Certificate(s), accompanied by a properly completed Letter of Transmittal, a holder of Company Common Stock will be entitled to receive, promptly after the Effective Time, the Merger Consideration. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration.”

(c)                Section 2.14(c) is hereby amended by deleting the first two sentences thereof in their entirety, by replacing the phrase “”the proper amount of cash and/or shares of Parent Common Stock shall be paid or issued” with “the proper amount of cash shall be paid” in the third sentence thereof, and by replacing the phrase “withhold from any cash portion of the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock, cash dividends or distributions payable pursuant to Section 2.14(c) hereof” with the phrase “withhold from the Merger Consideration” in the fourth sentence thereof.

(d)               Section 2.14(d) is hereby amended by replacing the second sentence thereof with the following: “If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration.”

(e)                Section 2.14(e) is hereby amended by deleting the first four sentences thereof and replacing them with the following: “Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company as of the first anniversary of the Effective Time shall be paid to Parent. Any former shareholders of Company who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration, without any interest thereon.”

2.9.            Amendment to Section 3.30. Section 3.30 is hereby amended by deleting the phrases, “and/or in the Form S-4, as applicable,” and “or at the time the Form S-4 or any such amendment or supplement thereto becomes effective under the Securities Act” in the first sentence thereof, deleting the phrase “, the Form S-4” in the second sentence thereof and deleting the phrase “an amendment to the Form S-4 or” in the final sentence thereof.

2.10.        Amendment to Section 4.12. Section 4.12 is hereby amended by deleting “and/or the Form S-4” from the first sentence and deleting the second sentence in its entirety.

2.11.        Amendment to Section 6.3(a). Section 6.3(a) is hereby amended to read as follows:

“The Company shall as promptly as practicable prepare and file with the SEC a proxy statement relating to the Company Shareholders Meeting (the “Proxy Statement”). The Proxy Statement, and any amendment or supplement thereto, shall include the Company Board Recommendation. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If, at any time prior to the receipt of the Requisite Shareholder Approval, any event occurs with respect to Company, Parent or any of their respective Subsidiaries, or any change occurs with respect to other information supplied by a party for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, such party shall promptly notify the other party of such event, and Company and Parent shall cooperate in the prompt filing with the Commission of any necessary amendment or supplement to the Proxy Statement and, to the extent required by applicable law, in disseminating the information contained in such amendment or supplement to the stockholders of Company.”

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2.12.        Amendment to Section 6.6(b). Section 6.6(b) is hereby amended by replacing “Capital Bank Corporation” with “Capital Bank, N.A.”

2.13.        Amendment to Section 7.1. Section 7.1 is hereby amended by deleting subsections “(d)” and “(e)” in their entirety.

2.14.        Amendment to Section 7.2(e). Section 7.2(e) is hereby amended to read as follows: “Reserved.”

2.15.        Amendment to Section 7.2(g). Section 7.2(g) is hereby amended to read as follows: “Parent, the Company, the Bank and each of the individuals listed on Section 7.2(g)(i) of the Parent Disclosure Schedule shall have entered into amended employment arrangements and/or waivers pursuant to, and incorporating the terms set forth on, Section 7.2(g)(i) of the Parent Disclosure Schedule for each such individual.”

Section 3.                Miscellaneous

3.1.            No Further Amendment. Except as specifically provided in this Amendment and as the context of this Amendment otherwise may require to give effect to the intent and purposes of this Amendment, all of the terms and conditions of the Agreement remain unchanged and continue in full force and effect.

3.2.            Effect of Amendment. This Amendment shall form a part of the Agreement for all purposes, and each party hereto and thereto shall be bound thereby. This Amendment shall be deemed to be in full force and effect from and after its execution by the parties hereto.

3.3.            Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of North Carolina, without regard to any applicable conflicts of law.

3.4.            Counterparts. This Amendment may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

3.5.            Captions. The headings and titles to the sections of this Amendment are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SOUTHERN COMMUNITY FINANCIAL CORPORATION

By: /s/ William G. Ward, Sr., M.D.
Name: William G. Ward, Sr., M.D.
Title: Chairman of the Board

CAPITAL BANK FINANCIAL CORP.

By: /s/ Christopher G. Marshall
Name: Christopher G. Marshall
Title: Chief Financial Officer

WINSTON 23 CORPORATION

By: /s/ Christopher G. Marshall
Name: Christopher G. Marshall
Title: President